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                                                                 EXHIBIT (a)(35)

                   NATIONWIDE ANSWERS YOUR HOTLINE QUESTIONS
                            HOTLINE: 1-877-655-6417



July 8, 1998

     Below are the answers to the latest Hotline Questions. Most questions continue to deal with human resource policies and benefits. Answers reflect the human resource policies and benefit plan provisions that generally apply to most Nationwide Insurance Enterprise employees. You should not assume that Nationwide human resource policies or benefit plans would automatically apply to you as you continue employment with ALLIED. To date, no final plan has been completed concerning benefit changes. Your ALLIED benefit plans and current policies will generally continue through 1998.
     We will provide updates of the status of the transition review, and you will certainly be informed of any changes in human resource policies or benefits well in advance of the time when you would be asked to make decisions or elections.
     Later in 1998, we expect Nationwide benefits representatives to be on site to review the programs that will apply.

Q#1:     WILL SALARIES REMAIN THE SAME?

         Our transition plan calls for current salary programs to remain in place for at least one year. Salary administration practices will be developed in conjunction with other transition issues that exist between Nationwide and ALLIED.

Q#2: WILL SICK TIME BE ROLLED OVER TO NEXT YEAR? WHAT IS THE SHORT-TERM DISABILITY PLAN THAT CAN BE USED FOR MATERNITY LEAVE?

         REGARDING SICK TIME CARRY OVER. WHAT HAPPENS TO THOSE DAYS WHEN THE MERGER IS COMPLETE? IF NOT THE SAME TYPE OF PLAN, WILL WE BE COMPENSATED FOR ANY UNUSED SICK TIME AT THAT POINT?

         Nationwide sponsors a different sick leave program for Enterprise employees. For the remainder of 1998, the current ALLIED sick leave program will continue to apply and your ALLIED service will continue to be recognized for eligibility and benefits purposes.

         The major difference between ALLIED and Nationwide sick leave programs is that Nationwide's plan is not an accrual based program. Instead, it provides an annual sick leave award, provisions for partial sick leave benefits and no limitations for pre-existing conditions. Nationwide does not offer a sick leave carry over provision since there is a new award every year.



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Q#3:     DOES NATIONWIDE OFFER REIMBURSEMENT FOR MILITARY LEAVE?

         Nationwide generally pays the difference between the pay you receive for military service and your regular salary for training duty up to 10 days each year.

Q#4: THE 401(k) DIFFERS FROM THE DEFINED BENEFIT PLAN. WE NEED HIGHLIGHTS OF THE DEFINED PLAN.

         The Nationwide Insurance Enterprise Retirement Plan (NIERP) is a tax-qualified, final average pay, defined benefit pension plan. The companies currently pay for all benefits. Benefits accrue in the NIERP based on service and compensation. Benefits can start as early as age 55 or they can be delayed until normal retirement date or longer. NIERP benefits are in addition to Social Security.

Q#5: I AM A NEW ALLLIED EMPLOYEE, AND LIKE MANY OTHERS WHO WERE AT THE JANUARY TRAINING SCHOOL, THE CHANCES OF HAVING A YEAR OF EMPLOYMENT BEFORE THE NATIONWIDE TAKEOVER ARE RELATIVELY SLIM (I WAS HIRED 12/30/97). WITH ALLIED, I AM ELIGIBLE TO PARTICIPATE IN THE ESOP ON JANUARY 1999, BUT IF THE TAKEOVER HAPPENS BEFORE MY FIRST YEAR OF SERVICE IS UP, DOES THAT MEAN I HAVE TO WAIT UNTIL JANUARY 2000 TO BE ELIGIBLE TO PARTICIPATE IN THE NATIONWIDE RETIREMENT PROGRAM?

         No. If the Nationwide Insurance Enterprise Retirement Plan (NIERP) is adopted for ALLIED employees, your past service with ALLIED will be counted in determining whether you have met the one-year of service eligibility requirement.

Q#6: DOES THE 401(k) PLAN CHANGE EVERY TIME YOU MAKE A CHANGE TO YOUR PLAN? IF SO, HOW MUCH? IS THERE A CERTAIN PERCENTAGE OF SALARY BEFORE NATIONWIDE WILL MATCH CONTRIBUTIONS? IS THERE A CAP TO THE PERCENTAGE THAT NATIONWIDE MATCHES?

         Enterprise employees are paid biweekly. Participants can change their deferral percentage every payday. In 1998, participants can defer 1% to 22% of covered compensation, to a maximum of $10,000.
              The plan also includes a company matching contribution of 70% on a participant's deferral of 2% of covered compensation. So, participants who defer 6% of covered compensation received a company matching contribution of 3% of covered compensation (.7 x .02) + (.4 x .04). Covered compensation includes most items of pay such as regular salary, bonus, overtime, etc. The maximum covered compensation for calendar year 1998 is $160,000.
              Participants control the investment of both their deferrals and the company matching contributions. Assets can be invested among 15 fund options. Those options include some Nationwide funds, some publicly traded Nationwide mutual funds, and a number of funds sponsored by other mutual fund companies-including Dreyfus, Fidelity, Templeton and others. Participants can redirect where future contributions are allocated every payday-26 times a year. Participants can redirect existing assets every day the New York Stock Exchange and Nationwide are open for business--approximately 250 times a year.
              Each investment option has an asset management fee. Participants pay no brokers' fees or commissions.



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Q#7:    DOES NATIONWIDE HAVE AN EMPLOYEE STOCK PURCHASE PLAN AVAILABLE FOR
        EMPLOYEES TO PURCHASE STOCK THROUGH THE COMPANY AND A DISCOUNT OF ANY NATURE?

        No. However, we have designed a program that will offer Nationwide Financial Services, Inc. common stock through a payroll deduction program. Our application is pending regulatory approval.

Q#8: DOES NATIONWIDE OFFER TRIPS TO ANNUAL MEETINGS AND CONFERMENTS? FOR HOW LONG AND WHICH TRIP WILL BE AVAILABLE?

        Yes. Enterprise employees are generally eligible for the Nationwide Insurance Enterprise Educational Assistance Plan. For example, employees who complete a CPCU designation are eligible to attend the respective society's next Annual Meeting to receive their designation in person. Reasonable expenses for hotel, meals and transportation are paid for the employees and one guest to attend the Annual Meeting.

Q#9:    ALLIED ALLOWS US TO BUY A WEEK OF VACATION. WILL WE BE ABLE TO DO THIS?

        Nationwide Insurance Enterprise human resources policies currently provide to each supervisor the authority to approve up to a two-week absence. This vacation is "purchased" as a period of unpaid time off.

        The current ALLIED vacation provisions will continue to apply through year-end 1998.

Q#10:   WHAT IS MEANT BY PERSONAL TIME OFF SCHEDULES?

        Personal time includes vacation, personal days, family illness days, medical leave, absences for jury duty, funeral and military leave.

Q#11:   WHAT IS GOING TO HAPPEN TO ALLIED GROUP MORTGAGE COMPANY?

        As reported elsewhere, Nationwide's current intention is to continue to grow the ALLIED operations. However, we are not aware that any decisions have been made with respect to specific business units.



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